Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Investor@labcorp.com
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® ANNOUNCES ACCELERATED SHARE REPURCHASE AGREEMENT

Company Purchases $250 Million of Common Stock
Under Accelerated Share Repurchase Agreement

Burlington, NC, November 6, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into an accelerated share repurchase agreement with an affiliate of Lehman Brothers Inc. to repurchase approximately $250 million of LabCorp stock. This repurchase is part of LabCorp’s previously announced stock repurchase program.

Under the agreement, LabCorp purchased approximately 3.4 million shares for subsequent delivery for a prepayment of $250 million. The purchase price for these shares is subject to an adjustment based on the volume weighted average price of LabCorp’s stock during a period following execution of the agreement. The purchase price adjustment is expected to be settled in the first quarter of 2007. All of the shares repurchased under the agreement will be retired.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.